                                                              Rule 424(b)(5)
                                                              Reg. No. 333-52152


PROSPECTUS


                                 500,000 Shares

                              Class A Common Stock

                                  eSPEED, INC.

                              --------------------

         This prospectus relates to the offer and sale pursuant to our Non-Qualified Employee Stock Purchase Plan of up to 500,000 shares of our Class A common stock to employees of our affiliates who may not be eligible to be covered under a Form S-8 registration statement. Our principal executive offices are located at One World Trade Center, 103rd Floor, New York, New York 10048 and our telephone number is (212) 938-3773.

         Our Class A common stock is listed on the Nasdaq National Market under the symbol "ESPD". On January 2, 2001, the last reported sale price of our Class A common stock on the Nasdaq National Market was $14 15/16 per share.

         This investment involves risk. Please consider carefully the risk factors beginning on page 10.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                 The date of this prospectus is January 3, 2001


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                       WHERE YOU CAN GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission (the "SEC") a registration statement (of which this prospectus forms a part) on Form S-3 with respect to the Class A common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of Class A common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the SEC, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048. You may call the SEC at 800-SEC-0330 for further information about the operation of the public reference rooms.

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         SEC rules allow us to include some of the information required to be in the registration statements by incorporating that information by reference to other documents we file with them. That means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC (before the termination of this offering) automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on March 29, 2000;

o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 11, 2000;

o Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed with the SEC on August 14, 2000;

o Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 filed with the SEC on November 13, 2000; and


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o        The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 000-28191) filed with the SEC on November 17, 1999, including any amendment or report filed for the purpose of updating this description.

         You may request a copy of these filings, which we will provide to you at no cost, by writing or calling us at the following address: eSpeed, Inc., One World Trade Center, 103rd Floor, New York, New York 10048, telephone: (212) 938-3773, Attention: Secretary.

         This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports which we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in the business, prospects, financial condition or our other affairs after the date of this prospectus.

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    GENERAL INFORMATION ABOUT OUR NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

OVERVIEW

         On October 26, 2000, our board of directors adopted the eSpeed, Inc. Nonqualified Employee Stock Purchase Plan (the "Plan"). The Plan gives our eligible employees and those of our affiliates, including Cantor Fitzgerald, L.P., which beneficially owns approximately 74.1% of our outstanding voting stock, and its subsidiaries other than eSpeed (collectively, "Cantor"), the opportunity to purchase shares of our Class A common stock ("Shares") at a discount. The Plan is not subject either to the U.S. Employee Retirement Income Security Act of 1974 or Section 401(a) of the U.S. Internal Revenue
Code of 1986, as amended.

         The following description of the Plan, in the form of questions and answers, is intended to outline for you and help you to better understand the provisions of the Plan. It does not purport to be a complete statement of the Plan or its operation and is qualified in its entirety by reference to the provisions of the Plan, which are attached as Annex A. All capitalized terms below not defined elsewhere in this summary have the meanings set forth in the Plan.

1. What is the purpose of the Plan?

         The Plan, by offering eligible employees the opportunity to purchase Shares at a discount through payroll deductions, is intended to encourage employee participation in the ownership of eSpeed.

2. Who is eligible to participate in the Plan?

         Participation under the Plan is voluntary and is open to all individuals who are employed on a full-time basis on the first day of an Offering Period by us, or any our affiliates (including a Cantor company) that has adopted the Plan.

3. How do I enroll in the Plan?

         You may enroll in the Plan for any Offering Period by completing an enrollment form and delivering it to us at such times as may be prescribed by us. Offering Periods are predetermined periods of time in which your payroll deductions accumulate in order to purchase Shares under the Plan. Offering Periods generally will be for 12 month periods commencing on or about December 21st of each year and include four interim Purchase Dates that generally will occur on the 20th of each of March, June, September and December (or, if the 20th is not a business day, the next following business day). Enrollment forms are available from us, and will authorize us to deduct that amount of your paycheck elected by you.

4. How much may I contribute to the Plan?

         You decide what portion of your net base salary you wish to contribute. The amount you elect to contribute will be deducted from your regular paychecks on an after-tax basis. However, your contributions cannot exceed 25% of your gross paycheck, and on an annual basis cannot exceed $100,000. Amounts contributed in currency other than U.S. dollars will be converted to U.S. dollars prior to the purchase of Shares in accordance with methods and procedures established by us.

5. May I later increase, decrease or suspend my payroll deductions?

         You may increase, decrease, suspend or re-commence your payroll deductions during an Offering Period only at such times as may be permitted by us.

6. May I contribute other than through payroll deduction?

         Participation in the Plan is permitted through payroll deduction only.

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7. What happens to the money deducted from my paycheck?

         Payroll deductions will be credited to a Stock Purchase Account set up on your behalf. This is merely a bookkeeping account and does not accrue any interest. On each Purchase Date, the amount then credited to your Stock Purchase Account (subject to certain limitations) will be applied to the purchase of Shares.

8. What will be the price of Shares purchased under the Plan?

         The Purchase Price per Share will be at a 15% discount from the lower of the Market Value at the beginning of the Offering Period (i.e., the last trading day prior to the first day of the Offering Period), or the Market Value on the applicable Purchase Date. Market Value means the closing price for a Share on the Nasdaq National Market for the applicable day, or if unavailable, the average of the closing bid and asked prices per Share at the end of regular trading on such date.

9. How many Shares can I purchase?

         The number of Shares that will be purchased on your behalf on each Purchase Date will equal the amount then credited to your Stock Purchase Account, divided by the applicable Purchase Price.

Example

         Assume that for the Offering Period commencing December 21, 2000, an employee accumulates $2,720 in his Stock Purchase Account during the first quarter. If the Market Value of a Share were $16 on the day before the first day of the Offering Period (for example, December 20, 2000) and $20 on the first interim Purchase Date (for example March 20, 2001), the Purchase Price would be 15% less than $16 ($16 less $2.40), or $13.60 per Share. Therefore, the $2,720 in the employee's Stock Purchase Account would be applied to purchase 200 Shares of our Class A common stock ($2,720 divided by $13.60).

10. How will tax withholding obligations be satisfied?

         In most cases, the purchase of Shares will result in taxable income to you in an amount equal to the difference between the fair market value of the Shares on the Purchase Date and the Purchase Price (see Tax Information below). In certain jurisdictions (including the U.S.), this taxable income is treated as wages subject to wage-based withholding. In order to satisfy this withholding obligation, the amount required to be withheld will be deducted from your next paycheck, and if such amount exceeds your next paycheck, you must remit a check to your employer for any shortfall as a condition to receiving or retaining the Shares.

Example

         Referring back to the example in Question 9, the employee would have taxable income of $1,280 (200 Shares x ($20 - $13.60)). Assuming a withholding rate of 35%, $448 would be withheld from the employee's next paycheck.

11. What happens if I terminate employment or otherwise become ineligible to participate?

         Your participation in the Plan ceases automatically when your employment with us and our affiliates terminates for any reason or you remain employed but in a class not eligible to participate in the Plan. If you terminate employment, the entire amount in your Stock Purchase Account, if any, will be returned to you. If you remain with us or our affiliate but cease to be an eligible employee under the Plan, your payroll deductions will cease and any amounts then credited to your Stock Purchase Account will be applied to the purchase of Shares on the next Purchase Date.

12. Will my participation in the Plan automatically extend from one Offering Period to the next?

         For each new Offering Period, you must re-enroll.

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13. When do I become an owner of the Shares?

         You will become an owner of the Shares when the Shares are delivered to your Stockholder Account, which will occur on or as soon as practicable after the applicable Purchase Date. Prior to that time you will not have any rights or privileges of a stockholder as to any Shares which may be purchased on that Purchase Date. Shares purchased on your behalf may be acquired from us, any of our affiliates or in the open market.

14. What happens to the Shares I purchase?

         Your Shares will be held in a Stockholder Account maintained on your behalf by a broker or custodian selected by us.

15. May I direct that the stock certificates be delivered to me or a broker of my choice?

         Yes, so long as all withholding taxes relating to your purchase of Shares have been collected (see Question 10). To effect a delivery of the stock certificates, you will need to contact the broker or custodian that maintains your Stockholder Account.

16. What happens to my dividend and voting rights?

         As one of our stockholders, you will have the right to vote your Shares and will receive any dividends as are declared. You also will receive all reports issued to the stockholders, including annual reports, interim reports and proxy solicitation material.

17. When may I sell my Shares?

         The federal securities laws prohibit sales of Shares by persons who possess material, non-public information about us. Therefore, Shares acquired under the Plan should not be resold by a participant or other person who possesses such information. Sales are also subject to our employee trading policies. If you are not in possession of material, non-public information about us, you comply with our employee trading policies, you are not an "affiliate" of ours, as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), and you follow the procedures set out in Question 18, you may freely resell Shares acquired by you under the Plan, provided that for so long as you are an employee of us or any of our affiliates you will be subject to our trading policies, which include a prohibition on sales except during certain "window" periods announced by us.

18. How do I sell my Shares?

         To sell some or all of your Shares credited to your Stockholder Account, you must contact the custodian of your Stockholder Account. Bear in mind that you may only sell your Shares during applicable trading windows, and that you are subject to our approval process. Shares are traded on the Nasdaq National Market and price quotations are listed in the financial section of most newspapers. The Shares trade under the symbol "ESPD".

19. What reports do I receive?

         Payroll deductions made under the Plan will appear on your regular paycheck stub. You will also receive or have access to periodic statements relating to activity in your Stockholder Account.

20. Who administers the Plan?

         The Plan is administered by us or a committee appointed by us. We (or this committee) have the power and authority to administer the Plan and to make, adopt and construe rules and regulations not inconsistent with the provisions of the Plan. Our determination as to the interpretation of the provisions of the Plan and the operation of the Plan are final and conclusive. We may engage outside administrators to perform certain ministerial and recordkeeping functions related to the operation of the Plan. All costs and expenses in respect of the administration of the Plan will be paid by us or an affiliate of ours. However, you will be responsible for any sales commission charged when you sell your Shares.

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21. What is the effect of a stock split, stock dividend, etc.?

         Proportional changes in the number of Shares subject to the Plan and in the calculation of the Purchase Price per Share on Purchase Date may be made in the event of a stock dividend or stock split or certain other increases or decreases of or changes to outstanding Shares during an Offering Period.

22. How may the Plan be changed?

         Our board of directors may amend, suspend or terminate the Plan at any time and in any respect, and any affiliate of ours that has adopted the Plan may, at any time, suspend or terminate the participation in the Plan by its employees.

23. Should I participate in the Plan?

         The decision is up to you. Management personnel are not authorized to suggest what your personal decision should be. Accordingly, you should consider your own personal financial goals to determine whether buying Shares fits in with your long-range personal financial plans.

24. When does the Plan end?

         The Plan will end if and when the Shares cease to be listed on a nationally recognized stock exchange or quotation system, and at any other time determined by our board of directors. Upon termination of the Plan, any cash balance remaining in your Stock Purchase Account will be refunded to you.

25. How may I obtain additional information about the Plan?

         You may obtain additional information regarding the Plan by contacting the Human Resources department at the address below:

     eSpeed, Inc.
     One World Trade Center
     New York, New York 10048
     (212)  938-5159

26. Are my rights under the Plan transferable?

         During your lifetime, your rights under the Plan are exercisable only by you. Upon your death, title to your Stockholder Account will pass in accordance with your will or the laws of descent and distribution.

TAX INFORMATION

         The following is a general description of the material income tax consequences of Awards granted under the Plan. It does not purport to be complete. The following tax analysis is intended to summarize certain relevant income tax consequences of the Plan in effect as of the date of this description. Legislation may be enacted and regulations may be issued in the future which create different tax consequences. In view of the individual nature of tax consequences, participants are urged to consult their own tax advisors regarding the application of the tax laws to their particular situations.

United States

         Upon allocation of shares of Class A common stock to an employee under the Plan, the employee will recognize ordinary income to the extent that the Market Value of the Class A common stock on the date of purchase exceeds the Purchase Price (the "Discounted Value"). Payroll withholding (including withholding for FICA taxes) on the Discounted Value is required. If the employee holds and later sells such shares, any additional gain (or loss) over (or below) the fair market value of the shares on the

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Purchase Date will be a capital gain (or loss). The holding period for the purposes of determining whether such capital gain or loss will be short term or long term will generally be measured starting with the Purchase Date. At present, capital gain on the sale of property held for more than one year is taxable at a maximum rate of 20%, and capital gain on the sale of property held for one year or less is taxable at ordinary income rates.

United Kingdom

         Upon an allocation of shares of Class A common stock to an employee who is a "resident" or an "ordinarily resident" individual under the Plan, the employee will recognize taxable income (at the employee's marginal rate) on the Discounted Value. The employer and the employee are liable for social security contributions on the Discounted Value at rates of 12.2% and 10%, respectively, up to current annual salary of (pound)27,820 (limit on employee contribution only). Withholding of income tax and social security contributions on the Discounted Value is required by the employer. The employer is required to make a report to Inland Revenue reflecting the Discounted Value recognized by each employee and identifying the employees involved. In addition, the subscription for Shares must be reported by the employer on its P11D (annual benefit statements), P35 (employer's annual return) and P14 (individual end of year returns) reportings.

Canada

         Upon an allocation of Class A common stock to an employee under the Plan, the employee will recognize taxable income on the Discounted Value. The Discounted Value is treated as income for social security tax purposes as well as for purposes of contributions to the Canadian national pension system (Revenue Canada). No payroll tax withholding is required.

France

         Upon an allocation of Class A common stock to an employee under the Plan, the employee will recognize taxable income to the extent that (i) the average of the daily closing prices of the shares in the month up to the date of acquisition exceeds (ii) the Purchase Price (the "Normal Value"). There is no income tax withholding requirement imposed on the employer. The employer and the employee are liable for social security taxes, including CSG and CRDS surtaxes, on the Normal Value at a rate of up to 22%. The employee portion of such social security taxes is withheld by the employer and deposited, together with the employer portion, to the social authorities. The employer is required to report the Normal Value (i) on the employee's payslips during the month of allocation and (ii) on its annual Declaration of Salaries.

Germany

         Upon an allocation of Class A common stock to an employee under the Plan, the employee will recognize taxable income on the Discounted Value at marginal tax rates, including applicable surcharges (up to 53.805%). The employer is required to withhold income tax and social security contributions on the Discounted Value and deposit such withholdings with its regular withholdings. The employer is required to report the Discounted Value on the employee's Lohnsteuerkarte (annual pay report).

Hong Kong

         Upon an allocation of Class A common stock to an employee under the Plan, the employee will recognize taxable income on the Discounted Value. The employee must report the income on his annual tax return and pay tax at the lower of (i) 15% (with no deduction for personal allowances) or (ii) progressive rates from 2 - 17% (after deduction for personal allowances). The employer is required to

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report the Discounted Value on its annual return (IR56B) for the year in which the Class A common stock is transferred to the employee.

Italy

         Upon an allocation of Class A common stock to an employee under the Plan, the employee may recognize taxable income to the extent that the Normal Value is Lit 4 million or more in a fiscal year. Income tax liability can be avoided if (i) the Plan is offered to all employees, (ii) the shares are held for at least three years from date of acquisition, (iii) the shares are not repurchased by the employer (or by the issuing company), and (iv) the shares are issued by the employer (or a company related to the employer). The employer and the employee are liable for social security taxes on the Normal Value at rates equal to approximately 30-31% (employer) and 9% (employee). The Normal Value, to the extent taxable to the employee, is subject to income and social security tax withholding by the employer together with the employee's regular compensation. The employer is required to report the Normal Value (i) on the employee's annual CUD (annual pay report) and (ii) on its annual Withholding Agent's Tax Return, Form 770.

Japan

         Upon an allocation of Class A common stock to an employee under the Plan, the employee will recognize taxable income on the Discounted Value. The employer and employee are subject to social taxes on the Discounted Value. The Discounted Value is subject to income and social security tax withholding by the employer together with the employee's regular compensation. The employer is required to report the Discounted Value (i) on the employee's annual wage and withholding certificate (Gensenchoshu-hyo) and (ii) on its annual Withholding Agent's Tax Return, Form 770.

Other Jurisdictions

         If you are a taxpayer in state, local or non-U.S jurisdictions other than those specified above, you should consult with your personal tax adviser. As a general rule, the difference between the value of the Class A common stock allocated to you (which, in some jurisdictions, may be other than the trading price at such time) over the Purchase Price will be taxable, although this may not be true in all jurisdictions.

Employer Deduction

         As a general rule, your employer will be entitled to a deduction against its taxable income equal to the difference between the value of the Class A common stock allocated to you over the Purchase Price, although this may not be true in all jurisdictions.

Withholding Taxes

         We or any of our affiliates is authorized to satisfy any tax withholding obligation that may arise with respect to the purchase or we or disposition of Class A common stock under the Plan through any means it deems appropriate. If you are subject to tax in a jurisdiction that imposes a withholding tax at the time of purchase of Class A common stock (such as the U.S.), then withholding taxes due will be withheld from your next paycheck. If such paycheck is insufficient to cover the withholding taxes, you must remit a check to your employer for any shortfall as a condition to receiving or retaining Class A common stock.

         Your income tax liability is your responsibility.

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                      GENERAL INFORMATION ABOUT OUR COMPANY

OVERVIEW OF OUR BUSINESS

         We are a leading provider of business-to-business electronic marketplace solutions for the trading of products via the Internet or over our global privately managed network. Our eSpeed(Servicemark) system enables us to operate an integrated trading network engaged in electronic trading in multiple products and marketplaces on a global basis. Today, our global systems execute in excess of $45 trillion in annual transaction volume in over 40 financial marketplaces. Our existing client base comprises more than 500 leading dealers, banks, other financial institutions and energy and other trading companies, including the 25 largest bond trading firms in the world. We have offices in the U.S., Canada, Europe and Asia.

         Our eSpeed(Servicemark) system employs our international high-speed private electronic network and proprietary transaction processing software, enabling significant capacity for fully electronic trading by our clients. We believe these components form one of the most robust large scale, instantaneous trading systems in the world. Our network is internationally distributed and permits market participants to view information and execute trades in a fraction of a second from locations around the globe. Our system operates a fully regulated U.S. futures exchange currently known as the Cantor Exchange(Servicemark), the first fully electronic futures exchange in the U.S.

         Our eSpeed(Servicemark) system includes our proprietary trading application engine, which currently processes 150 transactions per second per tradable instrument, our proprietary credit and risk module, which provides real-time credit analysis and oversight, and our back-office and clearance modules, which provide straight-through processing. Our eSpeed(Servicemark) system is accessible to our clients in four ways: through our proprietary application programming interface (or API), through a dedicated software application, via the Internet through a browser interface or Java applet, or through front-end trading systems developed by third-party software companies.

         Our revenues are primarily driven by trading activity and volumes in the marketplaces we operate. eSpeed Online(Servicemark) offers business-to-business or business-to-consumer connections to our marketplaces and gives our clients the ability to execute retail, small and "odd-lot" orders with our business-to-business markets. eSpeed Private Label(Servicemark) enables our clients through licensing agreements to create a customized version of our eSpeed(Servicemark) system for the dissemination of their products to their customers, quickly and easily.

         Our objective is to provide our global trading solutions to leading business-to-business marketplaces across various industry verticals, including financial products, energy and bandwidth, by deploying our suite of products and our marketplace expertise. We believe our proven eSpeed suite of products enables us to introduce and distribute a broad mix of financial products and services more quickly, cost effectively and seamlessly than our competitors.

                                  RISK FACTORS

         The purchase of our Class A common stock involves substantial investment risks. You should carefully consider the following risk factors, together with the other information in this prospectus, before purchasing our Class A common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the trading price of our Class A common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY AND OUR BUSINESS

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Because we have a limited operating history, you may not be able to accurately evaluate us.

         We have had limited operations to date and, as a result, we have a limited operating history upon which to evaluate the merits of investing in our Class A common stock. As an early stage company, we are subject to risks, expenses and difficulties associated with implementing our business plan that are not typically encountered by more mature companies. In particular, our prospects are subject to risks, expenses and uncertainties encountered by companies in the new and rapidly evolving market for electronic commerce products and services. These risks include our failure or inability to:

          o provide services to our clients that are reliable and cost-effective;

          o    expand our sales structure and marketing programs;

          o    increase awareness of our brand or market positioning;

          o respond to technological developments or service offerings by competitors; and

          o    expand into other non-financial markets.

We may not be able to implement our business plan successfully, or at all.

Because we have a history of losses, we expect to continue to incur losses and generate negative cash flow from operations for the foreseeable future.

         Since our inception, we have incurred substantial costs to develop our technology and infrastructure. As a result, from our inception through September 30, 2000, we have sustained cumulative net losses of approximately $67.8 million. We expect that we will continue to incur losses and generate negative cash flow from operations for the foreseeable future as we continue to develop our systems and infrastructure and expand our brand recognition and client base through increased marketing efforts.

If we do not expand the use of our electronic systems, or if our and Cantor's clients do not use our marketplaces or services, our revenues and profitability will be adversely affected.

         The use of electronic marketplaces is relatively new. The success of our business plan depends, in part, on our ability to maintain and expand the network of brokers, dealers, banks and other financial and non-financial institutions that will use our interactive electronic marketplaces. We cannot assure you that we will be able to continue to expand our vertical marketplaces, or that we will be able to retain the current participants in our marketplaces. None of our agreements with market participants require them to use our electronic marketplaces.

If we are unable to enter into additional marketing and strategic alliances or our current strategic alliances are not successful, we may not generate increased trading in our electronic marketplaces.

         We expect to continue to enter into strategic alliances with other market participants, such as retail brokers, exchanges, energy companies, communication companies, market makers, consortia, clearinghouses, major market participants and technology companies, in order to increase client access to and use of our electronic marketplaces. We cannot assure you that we will be able to continue to enter into these strategic alliances on terms that are favorable to us, or at all. In addition, we cannot assure you that our current strategic alliances, such as TradeSpark, will be successful. The success of our current and future relationships will depend on the level of increased trading in our electronic marketplaces by the customers of these strategic alliance partners. These arrangements may not generate the number of new clients or increased trading volume we are seeking.

To increase awareness of our electronic marketplaces, we may need to incur significant marketing expenses.

         To successfully execute our business plan, we must build awareness and understanding of our electronic marketplace services, products, brand and the adaptability of our electronic marketplaces for non-financial vertical markets. In order to build this awareness, our marketing efforts must succeed and we must provide high quality services. These efforts may require us to incur significant expenses. We cannot assure you that our marketing efforts will be successful or that the allocation of funds to these marketing efforts will be the most effective use of those funds.

If we experience computer systems failures or capacity constraints, our ability to conduct our operations could be harmed.

         We internally support and maintain many of our computer systems and networks. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner would have a material adverse effect on our ability to conduct our operations.

         We also rely and expect to rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following:

          o    unanticipated disruptions in service to our clients;

          o    slower response times;

          o    delays in our clients' trade execution;

          o    failed settlement of trades;

          o incomplete or inaccurate accounting, recording or processing of trades;

          o    financial losses;

          o    litigation or other client claims; and

          o    regulatory sanctions.

         We cannot assure you that we will not experience systems failures from power or telecommunications failure, acts of God or war, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. The assets acquired by us from Cantor in the formation transactions have been acquired by us "as is." Although Cantor used in its business the systems and technology it transferred to us in connection with the formation transactions, there can be no assurance that such systems and technology were or are entirely free from defects. To the extent any defects are discovered, we will not have any recourse against Cantor. Any system failure that causes an interruption in service or decreases the responsiveness of our service, including failures caused by client error or misuse of our systems, could damage our reputation, business and brand name.

If we do not effectively manage our growth, our existing personnel and systems may be strained and our business may not operate efficiently.

         In order to execute our business plan, we must grow significantly. This growth will place significant strain on our personnel, management systems and resources. We expect that the number of our employees, including technical and management-level employees, may continue to increase for the foreseeable future. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technical workforce. We must also maintain close coordination among our technical, compliance, accounting, finance and marketing and sales organizations. We cannot assure you that we will manage our growth effectively, and failure to do so could result in our business operating inefficiently.

If we are unable to keep up with rapid technological changes, we may not be able to compete effectively.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and technologies. The financial services and e-commerce industries are characterized by rapid technological change, changes in use and client requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

         o    develop and license leading technologies useful in our business;

         o    enhance our existing services;

         o develop new services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective clients; and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of proprietary electronic trading technology entails significant technical, financial and business risks. Further, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services. We cannot assure you that we will successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to client requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or client requirements.

If we were to lose the services of members of management and employees who possess specialized market knowledge and technology skills, we may not be able to manage our operations effectively or develop new electronic marketplaces.

         Our future success depends, in significant part, on the continued service of Howard Lutnick, our Chairman and Chief Executive Officer, Frederick Varacchi, our President and Chief Operating Officer, and our other executive officers and managers and sales and technical personnel who possess extensive knowledge and technology skills in our markets. We cannot assure you that we would be able to find an appropriate replacement for Mr. Lutnick or Mr. Varacchi if the need should arise. Any loss or interruption of Mr. Lutnick's or Mr. Varacchi's services could result in our inability to manage our operations effectively and/or develop new electronic marketplaces. We have not entered into employment agreements with and we do not have "key person" life insurance policies on any of our executive officers or other personnel. All of the members of our senior management team are also officers or key employees of Cantor. As a result, they dedicate only a portion of their professional efforts to our business and operations. We cannot assure you that the time these persons devote to our business and operations in the future will be adequate and that we will not experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations. We intend to strive to provide high quality services that will allow us to establish and maintain long-term relationships with our clients. Our ability to do so will depend, in large part, upon the individual employees who represent us in our dealings with clients. The market for qualified programmers, technicians and sales persons is extremely competitive and has grown more so in recent periods as electronic commerce has experienced growth. We cannot assure you that we will be successful in our efforts to recruit and retain the required personnel.

If Cantor or we are unable to protect the intellectual property rights we license from Cantor or own, our ability to operate electronic marketplaces may be materially adversely affected.

         Our business is dependent on proprietary technology and other intellectual property rights. We license our patented technology from Cantor. The license arrangement is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which case Cantor retains a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. We cannot guarantee that the concepts which are the subject of the patents and patent applications covered by the license from Cantor are patentable or that issued patents are or will be valid and enforceable. Where patents are granted in the U.S., we can give no assurance that equivalent patents will be granted in Europe or elsewhere, as a result of differences in local laws affecting patentability and validity. Moreover, we cannot guarantee that Cantor's issued patents are valid and enforceable, or that third parties competing or intending to compete with us will not infringe any of these patents. Despite precautions we or Cantor has taken or may take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to monitor unauthorized use of our proprietary technology and intellectual property rights. We cannot assure you that the steps we have taken will prevent misappropriation of our technology or intellectual property rights.

         We intend to use our eSpeed service mark for the services described herein and have applied to register that service mark in a number of jurisdictions around the world. Although several existing third-party registrations and applications for trademarks consisting of designations similar to ours in certain countries have recently come to light, they are for goods and services that are different from those being offered under our eSpeed service mark. Although we are not presently aware of any third party objections to our use or registration of our eSpeed service mark in these countries, and believe we could defend against any third-party claims asserted in these countries, such registrations and applications could potentially affect the registration, and/or limit our use, of our eSpeed service mark in these countries, thereby requiring us to adopt and use another service mark for our services in such countries.

If it becomes necessary to protect or defend our intellectual property rights, we may have to resort to costly litigation.

         We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend ourselves from claims of infringement, invalidity or unenforceability. We may incur substantial costs and diversion of resources as a result of litigation, even if we win. In the event we do not win, we may have to enter into royalty or licensing agreements. We cannot assure you that an agreement would be available to us on reasonable terms, if at all.

If our software licenses from third parties are terminated, our ability to operate our business may be materially adversely affected.

         We license software from third parties, much of which is integral to our systems and our business. The licenses are terminable if we breach our obligations under the license agreements. If any of these relationships were terminated or if any of these third parties were to cease doing business, we may be forced to spend significant time and money to replace the licensed software. However, we cannot assure you that the necessary replacements will be available on reasonable terms, if at all.

If the strength of our domain names is diluted, the value of our proprietary rights may decrease.

         We own many Internet domain names, including "www.espeed.com." The regulation of domain names in the U.S. and in foreign countries may change and the strength of our names could be diluted. We may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

If we infringe on patent rights or copyrights of others, we could become involved in costly litigation.

         Patents or copyrights of third parties may have an important bearing on our ability to offer certain of our products and services. We cannot assure you that we are or will be aware of all patents or copyrights containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the U.S. are generally confidential until a patent is issued. As a result, we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing on the patent claims, which could limit the manner in which we conduct our operations.

Due to intense competition in the financial vertical market, our market share and financial performance could suffer.

         The electronic trading and Internet-based financial services markets are highly competitive and many of our competitors are more established and have greater financial resources than us. We expect that competition will intensify in the future. Many of our competitors also have greater market presence, engineering and marketing capabilities and technological and personnel resources than we do. As a result, as compared to us, our competitors may:

          o develop and expand their network infrastructures and service offerings more efficiently or more quickly;

          o adapt more swiftly to new or emerging technologies and changes in client requirements;

          o take advantage of acquisitions and other opportunities more effectively;

          o devote greater resources to the marketing and sale of their products and services; and

          o more effectively leverage existing relationships with clients and strategic partners or exploit more recognized brand names to market and sell their services.

       Our current and prospective competitors in the financial vertical market are numerous and include:

          o Interdealer brokerage firms, including Tullet & Tokyo Liberty plc and Garban-Intercapital plc;

          o Technology companies and market data and information vendors, including Reuters Group plc, Bloomberg L.P. and Bridge Information Systems, Inc.;

          o Securities, futures exchanges or similar entities, including the Chicago Board of Trade, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange, Eurex, the New York Stock Exchange and the Nasdaq National Market;

          o Electronic communications networks, crossing systems and similar entities such as Investment Technology Group and Optimark Technologies Inc.;

          o    Software companies such as OM Gruppen; and

          o    Consortia such as BrokerTec Global LLC and EuroMTS.

         In the business-to-business sector in general, we compete with business-to-business marketplace infrastructure companies like Ariba and CommerceOne, as well as with other Internet-based marketplace trading and infrastructure platforms. In the energy business-to-business sector, we compete with niche market Internet-based trading systems, including AltraEnergy Trading, InterContinental Exchange, OM Gruppen and HoustonStreet.

         We believe that we may also face competition from large computer software companies, media and technology companies and some securities brokerage firms that are currently our clients. In addition, Market Data Corporation, which is controlled by Iris Cantor and Rodney Fisher, has technology for electronic trading systems that, if provided to our competitors in the wholesale market, will be of substantial assistance to them in competing with us. Iris Cantor and Rod Fisher are limited partners of Cantor.

         The number of businesses providing Internet-based financial services is rapidly growing, and other companies, in addition to those named above, have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may acquire the capabilities necessary to compete with us through acquisitions.

         In the event we extend the application of our Interactive Matching(Servicemark) technology to conducting or facilitating auctions of consumer goods and services over the Internet, we expect to compete with both online and traditional sellers of these products and services. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. We expect we will potentially compete with a variety of companies with respect to each product or service we offer. We may face competition from e-Bay, priceline.com, Amazon.com and a number of other large Internet companies that have expertise in developing online commerce and in facilitating Internet traffic, including America Online, Microsoft and Yahoo!, which could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. We cannot assure you that we will be able to compete effectively with such companies.

Because some of our clients may develop electronic trading networks, we could compete with them in aspects of our business.

         Consortia owned by some of our clients have announced their intention to explore the development of electronic trading networks. BrokerTec Global LLC, an electronic inter-dealer fixed income broker whose members include many of the largest financial services institutions, has opened a facility for electronic trading of certain fixed income securities and may develop or acquire a facility for electronic trading of other fixed income securities and futures-related products in the future. All of the members of BrokerTec Global LLC are currently clients of Cantor and ours. Consortia such as BrokerTec Global LLC may compete with us and our electronic marketplaces in the future. We currently compete with a similar consortium called EuroMTS in Europe. The members of EuroMTS include the leading fixed income dealers in European government securities, which are clients of Cantor and ours.

If we experience low trading volume in securities and financial products, our profitability could suffer.

         We have experienced significant fluctuations in the aggregate trading volume of securities and financial products being traded in our marketplaces. We expect that fluctuations in the trading volume of securities and financial products traded in our marketplaces will occur in the future from time to time and have a direct impact on our future operating results. This may cause significant fluctuations in our profitability when the trading volumes are low.

If adverse economic and political conditions occur, substantial declines in the U.S. and global financial services markets may result and our profitability could suffer.

         The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the U.S. and global financial services markets, resulting in reduced trading volume and turnover. These events could materially adversely affect our profitability. These factors include:

          o economic and political conditions in the U.S. and elsewhere in the world;

          o concerns over inflation and wavering institutional/consumer confidence levels;

          o the availability of cash for investment by mutual funds and other wholesale and retail investors;

          o    rising interest rates;

          o    fluctuating exchange rates;

          o    legislative and regulatory changes; and

          o    currency values.

         In the past several years, the U.S. financial markets have achieved historic highs. We do not believe these strong markets can continue indefinitely. Our revenues and profitability are likely to decline significantly during periods of stagnant economic conditions or low trading volume in the U.S. and global financial markets.

Because we expect to continue to expand our operations outside North America, we may face special economic and regulatory challenges that we may not be able to meet.

         We operate electronic marketplaces throughout Europe and Asia and we plan to further expand our operations throughout these regions in the future. There are certain risks inherent in doing business in international markets, particularly in the regulated brokerage industry. These risks include:

          o less developed automation in exchanges, depositories and national clearing systems;

          o unexpected changes in regulatory requirements, tariffs and other trade barriers;

          o    difficulties in staffing and managing foreign operations;

          o    fluctuations in currency exchange rates;

          o    reduced protection for intellectual property rights;

          o seasonal reductions in business activity during the summer months; and

          o    potentially adverse tax consequences.

         We are required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations relating to any aspect of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record-keeping, the financing of clients' purchases, broker-dealer and employee registration requirements and the conduct of directors, officers and employees. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction.

         The growth of the Internet as a means of conducting international business has also raised many legal issues regarding, among other things, the circumstances in which countries or other jurisdictions have the right to regulate Internet services that may be available to their citizens from service providers located elsewhere. In many cases, there are no laws, regulations, judicial decisions or governmental interpretations that clearly resolve these issues. This uncertainty may adversely affect our ability to use the Internet to expand our international operations, and creates the risk that we could be subject to disciplinary sanctions or other penalties for failure to comply with applicable laws or regulations.

If we enter new markets, we may not be able to successfully adapt our technology and marketing strategy for use in those markets.

         We intend to leverage our eSpeed(Servicemark) system and Cantor's relationships to enter new markets. We cannot assure you that we will be able to successfully adapt our proprietary software, electronic distribution networks and technology for use in other markets. Even if we do adapt our software, networks and technology, we cannot assure you that we will be able to attract clients and compete successfully in any such new markets. We cannot assure you that our marketing efforts or our pursuit of any of these opportunities will be successful. If these efforts are not successful, we could suffer losses while developing new marketplaces or realize less than expected earnings, which in turn could result in a decrease in the market value of our Class A common stock. Furthermore, these efforts may divert management attention or inefficiently utilize our resources. We intend to create electronic marketplaces for many vertical markets and extend into others, but there is no guarantee that we will be able to do so.

If we acquire other companies, we may not be able to integrate their operations effectively.

         Our business strategy contemplates expansion through the acquisition of exchanges and other companies providing services or having technologies and operations that are complementary to ours. Acquisitions entail numerous risks, including:

          o difficulties in the assimilation of acquired operations and products;

          o    diversion of management's attention from other business concerns;

          o    assumption of unknown material liabilities of acquired companies;

          o amortization of acquired intangible assets, which would reduce future reported earnings; and

          o    potential loss of clients or key employees of acquired companies.

         We cannot assure you that we will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future, and our failure to do so could adversely affect our profitability and the value of our Class A common stock.

Because our business is subject to extensive government and other regulation, we may face restrictions with respect to the way we conduct our operations.

         The SEC, NASD Regulation, Inc., Commodity Futures Trading Commission and other agencies extensively regulate the U.S. financial industry. Our international operations may be subject to similar regulations in specific jurisdictions. Certain of our U.S. subsidiaries are required to comply strictly with the rules and regulations of these agencies. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. Most aspects of our U.S. broker-dealer subsidiaries are highly regulated, including:

          o    the way we deal with our clients;

          o    our capital requirements;

          o    our financial and SEC reporting practices;

          o    required record keeping and record retention procedures;

          o    the licensing of our employees; and

          o    the conduct of our directors, officers, employees and affiliates.

         If we fail to comply with any of these laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, suspensions of personnel or other sanctions, including revocation of registration as a broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on the conduct of our business. These agencies have broad powers to investigate and enforce compliance and punish non-compliance with their rules and regulations. We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with, and will not be subject to, claims or actions by these agencies.

         Our activities in the Energy Vertical may be subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act. It is possible that TradeSpark will be considered a public utility under the Federal Power Act and will therefore be subject to regulatory burdens with respect thereto.

         The consumer products and services we anticipate offering through our electronic marketplaces are likely to be regulated by federal, state and foreign governments. Our ability to provide such services will be affected by these regulations. In addition, as we expand our business to other vertical markets, it is likely that we will be subject to additional federal, state and foreign regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs or cause the development of affected markets to become impractical.

Because we are subject to risks associated with net capital requirements, we may not be able to engage in operations that require significant capital.

         The SEC, Commodity Futures Trading Commission and various other regulatory agencies have stringent rules and regulations with respect to the maintenance of specific levels of net capital by broker-dealers. Net capital, which is assets minus liabilities, is the net worth of a broker or dealer, less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the Securities and Exchange Commission or Commodity Futures Trading Commission, and suspension or expulsion by these regulators could ultimately lead to the firm's liquidation. If these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Also, our ability to withdraw capital from broker-dealer subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business. In addition, we may be subject to net capital requirements in foreign jurisdictions.

Because we intend to offer access to some of our marketplaces to online retail brokers and others, we are subject to risks relating to uncertainty in the regulation of the Internet.

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, taxation and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and other online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

Because brokerage services involve substantial risks of liability, we may become subject to risks of litigation.

         Many aspects of our business, and the businesses of our clients, involve substantial risks of liability. Dissatisfied clients frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We and our clients may become subject to these claims as the result of failures or malfunctions of systems and services provided by us and may seek recourse against us. We could incur significant legal expenses defending claims, even those without merit. An adverse resolution of any lawsuits or claims against us could result in our obligation to pay substantial damages.

         In addition, we may also become subject to legal proceedings and claims against Cantor and its affiliates as a result of the formation transactions. Although Cantor has agreed to indemnify us against claims or liabilities arising from our assets or operations prior to the formation transactions, we cannot assure you that such claims or litigation will not harm our business.

If we cannot deter employee misconduct, we may be harmed.

         There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include hiding unauthorized or unsuccessful activities from us. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

Because our business is developing, we cannot predict our future capital needs or our ability to secure additional financing.

         We anticipate, based on management's experience and current industry trends, that our existing cash resources, combined with the net proceeds we received from our initial public offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we believe that there are a significant number of capital intensive opportunities for us to maximize our growth and strategic position, including, among other things, acquisitions, joint ventures, strategic alliances or other investments. As a result, we may need to raise additional funds to:

          o increase the regulatory net capital necessary to support our operations;

          o    support more rapid growth in our business;

          o    develop new or enhanced services and products;

          o    respond to competitive pressures;

          o    acquire complementary technologies;

          o    enter into strategic alliances;

          o acquire companies with marketplace or other specific domain expertise; and

          o    respond to unanticipated requirements.

         We cannot assure you that we will be able to obtain additional financing when needed on terms that are acceptable, if at all.

The market price of our Class A common stock may fluctuate.

         The market price of our Class A common stock may fluctuate widely, depending upon many factors, including our perceived prospects, and the prospects of the financial and other business-to-business marketplaces in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general valuations for Internet and e-commerce-related companies, changes in general economic or market conditions and broad market fluctuations.

         Future sales of our shares also could adversely affect the market price of our Class A common stock. If our existing stockholders sell a large number of shares, or if we issue a large number of shares of our common stock in connection with future acquisitions, strategic alliances or otherwise, the market price of our Class A common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares of Class A common stock could depress the market price of our Class A common stock.

         We have registered under the Securities Act on Form S-8 10,200,000 shares of our Class A common stock, which are reserved for issuance upon exercise of options granted under our Long-Term Incentive Plan. If we increase our total outstanding shares of common stock, we will register additional shares of Class A common stock so that the stock available for issuance under our Long-Term Incentive Plan will be registered. We also have registered under the Securities Act on Form S-8 425,000 shares of our Class A common stock issuable under our Employee Stock Purchase Plan, 1,000,000 shares of our Class A common stock issuable under the Plan and 500,000 shares of our Class A common stock issuable under our Deferral Plan for Employees of Cantor Fitzgerald and its Affiliates. We also are in the process of registering under the Securities Act on Form S-3 430,000 shares of our Class A common stock issuable under our Long-Term Incentive Plan to employees of Cantor who may not be eligible to be covered under a Form S-8 registration statement. Once registered, all of these shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. We may register additional shares of Class A common stock pursuant to other employee benefit plans.

RISKS RELATED TO OUR RELATIONSHIP WITH CANTOR

Because we currently depend on Cantor's business, events which impact Cantor's operating results may have a material adverse effect on our revenues.

         We recognized over 66% of our revenues for the period from March 10, 1999 to December 31, 1999 and over 81% for the nine months ended September 30, 2000 from transactions in which we received amounts based on fixed percentages of commissions paid to Cantor. Consequently, any reductions in the amount of commissions paid to Cantor, including events which impact Cantor's business or operating results, could have a material adverse effect on our most significant source of revenues.

         In addition, fees paid to us by Cantor for system services represented 32.6% of our revenues for the period from March 10, 1999 to December 31, 1999 and over 10% for the nine months ended September 30, 2000. These fee revenues are remitted to us on a monthly basis.

         We are a general creditor of Cantor to the extent that there are transaction revenues and system service fees owing to us from Cantor. Events that negatively impact Cantor's financial position and ability to remit our share of transaction revenues and system service fees could have a material adverse effect on our revenues.

Conflicts of interest and competition with Cantor may arise.

         Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including competitive business activities, potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. Our Joint Services Agreement with Cantor provides that in some circumstances Cantor can unilaterally determine the commissions that will be charged to clients for effecting trades in marketplaces in which we collaborate with Cantor. The determination of the nature of commissions charged to clients does not affect the allocation of revenues that Cantor and we share with respect to those transactions. However, in circumstances in which Cantor determines to charge clients lower commissions, the amount that we receive in respect of our share of the commissions will correspondingly be decreased. A majority of our directors and officers also serve as directors and/or officers of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create, or appear to create, potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Cantor owns all of the outstanding shares of our Class B common stock, representing approximately 96.4% of the combined voting power of all classes of our voting stock. Mr. Lutnick's simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor.

Because our Joint Services Agreement with Cantor has a perpetual term and contains non-competition provisions and restrictions on our ability to pursue strategic transactions, this agreement may become burdensome to our business.

         As part of the formation transactions, Cantor contributed substantially all of our assets to us. Although Cantor has agreed, subject to certain conditions, not to compete with us in providing electronic brokerage services, Cantor is currently engaged in securities transaction and other financial instruments execution and processing operations and other activities that are related to the electronic trading services we provide. Our Joint Services Agreement obligates us to perform technology support and other services for Cantor at cost, whether or not related to our electronic brokerage services, sets forth the ongoing revenue sharing arrangements between Cantor and us and subjects us and Cantor to non-competition obligations. The Joint Services Agreement precludes us from entering into lines of business in which Cantor now or in the future may engage, or providing, or assisting any third party in providing, voice-assisted brokerage services, clearance, settlement and fulfillment services and related services, except under certain limited circumstances in the Joint Services Agreement. Although we believe Cantor has no plans to form, acquire or commence any other operations similar to ours, the Joint Services Agreement permits Cantor to perform, in limited circumstances, electronic brokerage operations. In addition, the Joint Services Agreement imposes limitations on our ability to pursue strategic alliances, joint ventures, partnerships, business combinations, acquisitions and similar transactions. Because the Joint Services Agreement has a perpetual term, even in the event of a breach by one of the parties, and does not provide for modification under its terms, this agreement may become burdensome for us, may distract us from focusing on our internal operations, may deter or discourage a takeover of our company and may limit our ability to expand our operations.

Because agreements between us and Cantor are not the result of arm's-length negotiations, we may receive lower commissions from, and pay higher service fees to, Cantor than we would with respect to third party service providers.

         In connection with the formation transactions, we entered into Assignment and Assumption Agreements, an Administrative Services Agreement, a Joint Services Agreement and several other agreements with Cantor relating to the provision of services to each other and third parties. These agreements are not the result of arm's-length negotiations because Cantor owns and controls us. As a result, the prices charged to us or by us for services provided under the agreements may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be generally less favorable to us than those that we could have negotiated with third parties.

Because we depend on services and access to operating assets provided by third parties to Cantor, we may not have recourse against those third parties.

         Many of the assets and services provided by Cantor under the terms of the Administrative Services Agreement are leased or provided to Cantor by third party vendors. As a result, in the event of a dispute between Cantor and a third party vendor, we could lose access to, or the right to use, as applicable, office space, personnel, corporate services and operating assets. In such a case, we would have no recourse with respect to the third party vendor. Our inability to use these services and operating assets for any reason, including any termination of the Administrative Services Agreement between us and Cantor or the agreements between Cantor and third party vendors, could result in serious interruptions of our operations.

Our reputation may be affected by actions taken by Cantor and entities that are related to Cantor.

         Cantor currently is our most significant client. Cantor holds direct and indirect ownership and management interests in numerous other entities that engage in a broad range of financial services and securities-related activities. Actions taken by, and events involving, Cantor or these related companies which are perceived negatively by the securities markets, or the public generally, could have a material adverse effect on us and could affect the price of our Class A common stock. In addition, events which negatively affect the financial condition of Cantor may negatively affect us. These events could cause Cantor to lose clients that may trade in our marketplaces, could impair Cantor's ability to perform its obligations under the Joint Services Agreement, the Administrative Services Agreement and other agreements Cantor enters into with us and could cause Cantor to liquidate investments, including by selling or otherwise transferring shares of our common stock.

If we become subject to litigation and other legal proceedings, we may be harmed.

         From time to time, we and Cantor may become involved in litigation and other legal proceedings relating to claims arising from our and their operations in the normal course of business. Cantor is currently subject to a number of legal proceedings that could affect us. We cannot assure you that these or other litigation or legal proceedings will not materially affect our ability to conduct our business in the manner that we expect or otherwise adversely affect us.

RISKS RELATED TO E-COMMERCE AND THE INTERNET

If electronic marketplaces for securities and financial and non-financial products do not continue to grow, we will not be able to achieve our business objectives.

         The success of our business plan depends on our ability to create interactive electronic marketplaces in a wide range of securities and financial and non-financial products. Historically, securities and commodities markets operated through an open outcry format which have recently begun to be supplanted by new systems that match buyers and sellers electronically. Currently, the energy markets we participate in through TradeSpark operate through phone-based and bulletin-board formats. The utilization of our interactive electronic marketplaces depends on the continued acceptance and utilization of these electronic markets for securities and financial and non-financial products. We cannot assure you that the growth and acceptance of the use of electronic markets will continue.

If e-commerce and Internet usage does not continue to grow, we will not be able to achieve our business objectives.

         Our strategic and financial objectives would be adversely impacted if Internet usage does not continue to grow. Business-to-business use of the Internet as a medium of commerce is a recent phenomenon and is subject to a high level of uncertainty. Internet usage may be inhibited for a number of reasons, including:

          o    access costs;

          o    inadequate network infrastructure;

          o    security concerns;

          o uncertainty of legal, regulatory and tax issues concerning the use of the Internet;

          o    concerns regarding ease of use, accessibility and reliability;

          o    inconsistent quality of service; and

          o    lack of availability of cost-effective, high-speed service.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it, or the Internet's performance and reliability may decline. Similarly, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could grow more slowly or decline. Even if Internet usage continues to grow, online trading in the wholesale securities markets, and in particular the fixed income securities and futures markets, may not be accepted by retail customers. This could negatively affect the growth of our business.

Our networks and those of our third party service providers may be vulnerable to security risks, which could make our clients hesitant to use our electronic marketplaces.

         We expect the secure transmission of confidential information over public networks to be a critical element of our operations. Our networks and those of our third party service providers, including Cantor and associated clearing corporations, and our clients may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, which could make our clients hesitant to use our electronic marketplaces. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, we cannot assure you that those measures will be sufficient.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Because the voting control of our common stock is concentrated among the holders of our Class B common stock, the market price of our Class A common stock may be adversely affected by disparate voting rights.

         Cantor beneficially owns approximately 96.4% of the combined voting power of all classes of our voting stock. As long as Cantor beneficially owns a majority of the combined voting power of our common stock, it will have the ability, without the consent of the public stockholders, to elect all of the members of our board of directors and to control our management and affairs. In addition, it will be able to determine the outcome of matters submitted to a vote of our stockholders for approval and will be able to cause or prevent a change in control of our company. In certain circumstances, the shares of our Class B common stock issued to Cantor upon consummation of the formation transactions may be transferred without conversion to our Class A common stock.

         The holders of our Class A common stock and Class B common stock have substantially identical rights, except that holders of our Class A common stock are entitled to one vote per share, while holders of our Class B common stock are entitled to ten (10) votes per share on all matters to be voted on by stockholders in general. This differential in the voting rights and our ability to issue additional Class B common stock could adversely affect the market price of our Class A common stock.

Delaware law and our charter may make a takeover of our company more difficult and dilute your percentage of ownership of our common stock.

         Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company. In addition, our Amended and Restated Certificate of Incorporation authorizes the issuance of preferred stock, which our board of directors can create and issue without prior stockholder approval and with rights senior to those of our common stock, as well as additional shares of our Class B common stock and warrants to purchase our common stock. Any such issuances would make a takeover of our company more difficult and dilute your percentage ownership of our common stock. Our Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-Laws include provisions which restrict the ability of our stockholders to take action by written consent and provide for advance notice for stockholder proposals and director nominations. These provisions may have the effect of delaying or preventing changes of control or management of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Class A common stock.

Delaware law may protect decisions of our board of directors that have a different effect on holders of our Class A and Class B common stock.

         Stockholders may not be able to challenge decisions that have an adverse effect upon holders of our Class A common stock if our board of directors acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of our stockholders. Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not have separate or additional duties to either group of stockholders, subject to applicable provisions set forth in a company's charter.

                           FORWARD-LOOKING STATEMENTS

         The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those discussed elsewhere in this prospectus in the section entitled "Risk Factors."

                                 USE OF PROCEEDS

         Any proceeds that we receive from the sale of shares offered by this propsectus will be used for working capital and general corporate purposes.

                                     EXPERTS

         The financial statements as of December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, whose report is incorporated herein by reference to our Annual Report on Form 10-K for our fiscal year ended December 31, 1999. These financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Class A common stock offered by this prospectus is being passed upon by Morgan, Lewis & Bockius LLP, New York, New York.

                                                                         Annex A

                                  eSPEED, INC.

                   NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

         1. Purpose. The purpose of the eSpeed, Inc. Non-Qualified Employee Stock Purchase Plan (the "Plan") is to provide eligible employees of eSpeed, Inc. (the "Company") and its Affiliates who are not eligible to participate in the eSpeed, Inc. Employee Stock Purchase Plan (the "Qualified Plan"), or wish to participate to a greater extent than permitted thereunder, an opportunity to purchase Class A common stock of the Company. The Board of Directors of the Company (the "Board") believes that employee participation in ownership will be to the mutual benefit of the employees and the Company. The Plan is not intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Definitions. Terms not otherwise defined herein shall have the meaning set forth below:

         (a) "Affiliate" means any entity that directly or indirectly controls, is controlled by or is under common control with the Company, and has, with the permission of the Board, become a participating employer in the Plan.

         (b) "CFLP" means Cantor Fitzgerald, L.P., and its affiliates, other than the Company and its direct or indirect subsidiaries.

         (c) "Committee" means the Board or a committee appointed by the Board to administer the Plan.

         (d) "Compensation" means, with respect to any paycheck, either (i) the portion thereof representing the gross remuneration paid for services rendered, net of applicable withholdings and deductions or (ii) the portion thereof representing base salary or regular wages, net of applicable withholdings and deductions, as determined by the Committee.

         (e) "Custodian" shall mean the independent stock brokerage firm or other custodian designated by the Committee to accept and hold, on behalf of Participants, Shares purchased under the Plan.

         (f) "Eligible Employee" means an Employee who is eligible to participate pursuant to Section 4(a).

         (g) "Employee" means each individual who is an employee of the Company or an Affiliate of the Company for purposes of payroll tax withholding; provided, however, that the term Employee shall not include any individual who is on an approved leave of absence that has exceeded 90 days and whose right to reemployment is not guaranteed either by statute or by contract unless the Committee determines otherwise, in its sole discretion.

         (h) "Enrollment Form" means the document prescribed by the Committee pursuant to which an Eligible Employee has enrolled to be a Participant.

          (i) "Market Value" means the last sale price of a Share or, if unavailable, the average of the closing bid and asked prices per Share at the end of regular trading on such date (or, if there was no trading or quotation in the Shares on such date, on the next preceding date on which there was trading or quotation) as provided by the national securities exchange or interdealer quotation system on which the Shares are listed or quoted.

         (j) "Offering" means each separate offering of Shares under the Plan that occurs during each Offering Period.

         (k) "Offering Date" means the date on which each Offering Period is to commence, as determined by the Committee.

         (l) "Offering Period" means a period of such duration as determined by the Committee. Offering Periods may run consecutively or may overlap, as determined by the Committee.

         (m) "Participant" means each Eligible Employee who elects to participate in the Plan.

         (n) "Purchase Date" means the last day of each Offering Period, and such interim dates, as determined by the Committee, on which Shares are purchased pursuant to the Plan.

         (o) "Purchase Price" shall mean the price at which a Share shall be purchased on each Purchase Date, the method for determining which shall be set in advance of each Offering by the Committee; provided, however, that the Purchase Price shall not be less than 85% of the lower of (i) the Market Value on the Offering Date, or (ii) the Market Value on the Purchase Date.

         (p) "Share" means a share of Class A common stock of the Company, par value $0.01 per share.

         (q) "Stockholder Account" means the account maintained by the Custodian to record the number of Shares allocated to each Participant under the Plan.

         (r) "Stock Purchase Account" means a noninterest bearing bookkeeping entry established by the Company or an Affiliate, which shall record all amounts deducted from a Participant's Compensation for the purpose of purchasing Shares for such Participant under the Plan, reduced by all amounts applied to the purchase of Shares for such Participant under the Plan. Neither the Company nor any Affiliate shall be required to segregate or set aside any amounts so deducted, and such bookkeeping entry shall not represent an interest in any assets of the Company. All deducted amounts shall remain part of the general assets of the Company or an Affiliate until they are applied to purchase Shares under the Plan, and until such time may be used by the Company or an Affiliate for any corporate purpose.

         3.  Administration.

         (a) The Plan shall be administered by the Committee, which shall have the authority and power to adopt, construe and enforce rules and regulations not inconsistent with the provisions of the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including any Affiliate of the Company, Participants and any person claiming any rights under the Plan from or through any Participant, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

         (b) Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company's independent certified public accountants or any compensation consultant, legal counsel or other professional retained by the Company or any of its Affiliates to assist in the administration of the Plan. No member of the Committee, or any officer or employee of the Company or any of its Affiliates acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and each member of the Committee and any officer or employee of the Company or any of its Affiliates acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by his employer with respect to any such action, determination or interpretation.

         (c) The Committee shall designate a Custodian to accept and hold, on behalf of Participants, Shares purchased under the Plan and allocated to their Stockholder Accounts.

         4. Eligibility and Participation.

         (a) During each Offering, Employees of the Company and each Affiliate employed on the Offering Date shall be eligible to participate in the Plan; provided, however, that (i) Employees who are also eligible to participate in an offering under the Qualified Plan that coincides with such Offering must first elect to participate in the offering under the Qualified Plan to the maximum extent permitted therein, and (ii) Employees described in section 423(b)(4) of the Code may be excluded from participation in any Offering.

         (b) Each Eligible Employee may elect to participate in an Offering by completing an Enrollment Form at such time in advance of the commencement of the Offering as determined by the Committee.

         (c) Unless otherwise determined by the Committee, the purchase of Shares under the Plan shall be funded solely through payroll deductions accumulated during the Offering Period. In an Enrollment Form, an Eligible Employee shall designate the percentage or amount of Compensation to be deducted from each paycheck, subject to such maximum amount as may be set by the Committee. Such payroll deductions shall be credited to the Participant's Stock Purchase Account. Increases or decreases to a Participant's rate of payroll deduction during an Offering Period may be permitted based on uniform rules to be established by the Committee.

         (d) Any Participant may voluntarily withdraw from the Plan by filing a notice of withdrawal with the Committee at such time in advance as the Committee may specify. Within a reasonable time following such withdrawal, there shall be paid to the Participant the amount, if any, standing to his credit in his Stock Purchase Account.

         (e) If a Participant ceases to be employed by the Company or an Affiliate, participation in the Plan shall cease and, unless otherwise determined by the Committee, the entire amount, if any, standing to the Participant's credit in his Stock Purchase Account shall be refunded to him. If a Participant remains employed by the Company or an Affiliate but ceases to be an Eligible Employee, unless otherwise determined by the Committee, he may continue to participate in the Plan through the end of the Offering Period in which such cessation occurs, but may participate thereafter only pursuant to
Section 4(a).

         5. Purchase of Shares. On any Purchase Date, there shall be purchased on behalf of each Participant that number of Shares which equals the amount then credited to each Participant's Stock Purchase Account divided by the Purchase Price. Upon or as soon as soon as practicable following the Purchase Date, such number of Shares shall be allocated to each Participant's Stockholder Account. Shares may be purchased from the Company, any Affiliate or in the open market.

         6. Restrictions on Shares. Prior to the time that Shares are allocated to a Participant's Stockholder Account, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such Shares. The Committee shall have the authority to determine the restrictions, if any, to which Shares shall be subject (including lock-ups and other transfer restrictions), and may condition the delivery of the Shares upon the execution by the Participant of any agreement providing for such restrictions and/or require that the Shares be held in a brokerage or custodial account established with a broker or other custodian selected by the Committee in order to enforce such restrictions.

         7.  Adjustments.

         (a) In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Shares or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the kind of Shares reserved for purchase under the Plan, and/or the calculation of the Purchase Price.

         (b) If the Shares shall cease for any reason to be listed on any nationally recognized stock exchange or quotation system, the Plan and any Offering hereunder shall thereupon terminate, and the balance then standing to the credit of each Participant in his Stock Purchase Account shall be returned to him.

         8. General Provisions.

         (a) Compliance With Laws and Obligations. The Company shall not be obligated to issue or deliver Shares under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company or any Affiliate of the Company until the Company or such Affiliate is satisfied that such laws, regulations and other obligations have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company or any Affiliate of the Company, including any requirement that a legend or legends be placed thereon.

         (b) Nonalienation. The right to purchase Shares under the Plan is personal to the Participant, is exercisable only by the Participant during his lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such residual balance as may remain in the Participant's Stock Purchase Account as of the date the Participant's death occurs. However, such representative shall be bound by the terms and conditions of the Plan as if such representative were a Participant.

         (c) Taxes. The Company and any Affiliate by whom a Participant is employed shall be entitled to require any Participant to remit, through payroll withholding, withholding of Shares otherwise deliverable, requiring a sale of such Shares, or otherwise, any tax that it determines it is so obligated to collect with respect to the purchase of Shares or their subsequent sale, and the Committee shall institute such procedures as shall insure the collection of such taxes.

         (d) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company or any Affiliate nor shall it interfere in any way with the right of the Company or any Affiliate to terminate any Employee's employment or other person's service at any time or with the right of CFLP to terminate any of its partners.

         (e) Changes to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any Shares previously purchased by the Participant. Upon termination of the Plan, any amounts then credited to a Participant's Stock Purchase Account shall be returned to the Participant. The Board or the Committee shall also have the authority to establish separate sub-plans under the Plan with respect to Participants resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or desirable to comply with the applicable laws of such jurisdiction.

         (f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options or purchase rights otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

         (g) Governing Law. The validity, construction and effect of the Plan, and any rules and regulations relating to the Plan, shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

         (h) Expenses. Expenses of the Plan related to participation by Employees of CFLP shall be borne by CFLP and expenses related to participation by Employees of the Company and its subsidiaries shall be borne by the Company. CFLP shall fulfill the obligation to deliver the number of Shares required to be purchased pursuant to Section 5 on behalf of each CFLP Employee from either Shares that it owns or Shares acquired in the open market. The Company shall fulfill the obligation to deliver the number of Shares required to be purchased pursuant to Section 5 on behalf of each Employee of the Company and its subsidiaries from either newly issued Shares or Shares acquired in the open market.

         (i) Currency. The Purchase Price shall be denominated in U.S. dollars. Any amounts credited to a Participant's Stock Purchase Account that are denominated in any other currency shall be converted to U.S. dollars at such times and using such exchange rates as determined under procedures established by the Committee.

================================================================================

   No person has been authorized to give any information or to make any, or incorporated by reference into, representations other than those contained in, or incorporated by reference into, this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.


                                TABLE OF CONTENTS


                                   PROSPECTUS

                                                       Page

WHERE YOU CAN GET MORE INFORMATION......................2

DOCUMENTS INCORPORATED BY REFERENCE.....................2

GENERAL INFORMATION ABOUT OUR NON-QUALIFIED
  EMPLOYEE STOCK PURCHASE PLAN .........................4

GENERAL INFORMATION ABOUT OUR COMPANY..................10

RISK FACTORS...........................................10

FORWARD-LOOKING STATEMENTS.............................27

USE OF PROCEEDS........................................27

EXPERTS................................................27

LEGAL MATTERS..........................................27

Annex A...............................................A-I



                                  eSPEED, INC.

                              Class A common stock

                                   PROSPECTUS

                                 January 3, 2001


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